Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net loss	$(94,465)	$(109,388)	$(140,166)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6,649	5,803	5,160
Stock-based compensation	9,705	12,384	9,690
Other items	287	226	459
Changes in assets and liabilities
Accounts receivable	1,735	(4,216)	(341)
Inventory	4,761	(11,409)	(6,864)
Prepaid expenses and other assets	1,058	1,874	(1,336)
Accounts payable	(1,754)	(4,773)	3,637
Accrued expenses and other current liabilities	(2,054)	3,044	4,245
Deferred revenue	(1,674)	2,631	3,221
Lease incentives and other long-term liabilities	(1,070)	850	299

Net cash used in operating activities	(76,822)	(102,974)	(121,996)

Cash flows from investing activities
Purchase of property and equipment	(1,703)	(9,284)	(5,259)
Purchase of investments	(87,889)	(264,071)	(180,964)
Sales of investments	7,896	36,520	—
Maturities of investments	143,488	243,281	47,973

Net cash provided by (used in) investing activities	61,792	6,446	(138,250)

Cash flows from financing activities
Proceeds from issuance of Convertible Preferred Stock, net	—	—	106,145
Proceeds from issuance of Common Stock	2,705	7,743	212,519

Net cash provided by financing activities	2,705	7,743	318,664

Net (decrease) increase in cash and cash equivalents	(12,325)	(88,785)	58,418
Cash and cash equivalents at beginning of period	58,865	147,650	89,232

Cash and cash equivalents at end of period	$46,540	$58,865	$147,650

Supplemental disclosure of non-cash investing and financing activities
Assets acquired under facility lease	$—	$—	$2,971
Additions to property and equipment under tenant improvement allowances	—	—	1,910
Inventory transferred to property and equipment for internal use	1,164	2,756	—
Conversion of convertible preferred stock to common stock upon IPO	—	—	374,965
Reclassification of preferred warrants to common stock warrants	—	—	326
Issuance of common stock related to convertible preferred stock offering	—	—	281
Vesting of stock options related to early exercises	—	780	428